Exhibit 99.1

O’SULLIVAN REACHES AGREEMENT ON CONSENSUAL PLAN
BANKRUPTCY COURT APPROVES DISCLOSURE STATEMENT

Plan Confirmation Hearing Scheduled for March 16, 2006

ROSWELL, GA, February 13, 2006 – O’Sullivan Industries Holdings, Inc. (Other OTC – Senior Preferred Stock – OSULP.PK) announced that it has reached agreement with its Official Committee of Unsecured Creditors and the controlling holders of its 10.63% Senior Secured Notes due 2008 – (“Secured Notes”) on a consensual Plan of Reorganization (“Plan”) and that both groups support confirmation of the Plan.

The company also received approval for its amended Disclosure Statement from the United States Bankruptcy Court for the Northern District of Georgia on February 10, 2006. Later this week, copies of the Disclosure Statement and Plan along with full details of the procedures for voting on the Plan are expected to be mailed to all parties entitled to vote on the Plan.

The Plan incorporates a cash payment for general unsecured creditors and a potential additional settlement for all vendors and utility providers electing to participate, a warrant offering for the 13- 3/8% senior subordinated notes due 2009, and the conversion of the Secured Notes into substantially all of the equity of the reorganized company and $10 million of new secured notes.

A confirmation hearing on the Plan is scheduled for March 16, 2006.

“We are very pleased to have reached this consensual agreement on our Plan of Reorganization and the Court’s approval of our amended Disclosure Statement,” stated Rick Walters, interim CEO. “This is an important milestone in our Chapter 11 process and continues on our timeline to emerge from bankruptcy within the next few months.”

About O’Sullivan Industries

O’Sullivan has been in business since 1954. The company designs, manufactures and distributes ready-to-assemble furniture and related products, including a growing line of desks, computer work centers, home entertainment centers, bookcases, shelving, stands for televisions and audio equipment, bedroom furniture pieces, garage storage units and commercial furniture. The majority of O’Sullivan products are sold through large retailers and office supply stores. O’Sullivan employs approximately 1,200 people, primarily at production facilities in Lamar, Missouri, and South Boston, Virginia. The company has its headquarters in the Atlanta suburb of Roswell. On Friday, October 14, 2005, O’Sullivan Industries Holdings, Inc., and certain of its direct and indirect subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code.

Safe Harbor Statement

Certain statements in this press release that are not historical facts may be “forward looking statements.” Actual events may differ materially from those projected in any forward looking statement. There are a number of important factors involving risks and uncertainties beyond O’Sullivan’s control that could cause actual events to differ materially from those expressed or implied in such statement. Such factors include O’Sullivan’s ability to maintain adequate liquidity and to operate pursuant to the terms of its DIP credit agreement; O’Sullivan’s ability to obtain court approvals with respect to motions in the Chapter 11 proceedings; O’Sullivan’s ability to prosecute, confirm and consummate a plan of reorganization; O’Sullivan’s ability to obtain and maintain normal terms with vendors and service providers; O’Sullivan’s ability to fund and execute its business plan; O’Sullivan’s success with its liquidity improvement initiatives and the ability to obtain any necessary waivers from lenders; as well as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those projected by management. O’Sullivan disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. Please review O’Sullivan’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

For more information, contact:
Rick Walters – 678-939-0800
Interim CEO, Executive Vice President & CFO